EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of November 21, 2011, by and between B G Staff Services Inc., a Texas corporation (“Employer”), and Michael Lewis Miller, an individual resident of the State of North Carolina (“Employee”).

RECITALS

WHEREAS, BG Staffing, LLC, a Delaware limited liability company (“BG Staffing”), and Extrinsic, LLC, a Delaware limited liability company (“Extrinsic”), and, solely for the purposes stated therein, Employee and Clarkston-Potomac Group, Inc., a Delaware corporation (“Clarkston”), have entered into that certain Asset Purchase Agreement, dated as of November 21, 2011 (the “Asset Purchase Agreement”), pursuant to which, among other things, (i) Extrinsic agreed to sell, transfer, assign and deliver to BG Staffing and BG Staffing agreed to purchase and take from Extrinsic, the Assets (as defined in the Asset Purchase Agreement) and (ii) BG Staffing agreed to assume the Assumed Liabilities (as defined in the Asset Purchase Agreement), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Asset Purchase Agreement, and prior to the closing of the Asset Purchase Agreement, Employee is to execute and deliver this Agreement to Employer, which is wholly-owned by the parent company of BG Staffing, and Employer is to execute and deliver this Agreement to Employee;

WHEREAS, Employee desires to be employed by Employer as of the Start Date (as defined below); and

WHEREAS, Employer desires to employ Employee as of the Start Date and to utilize his services as indicated herein, and Employee has agreed to provide such services to Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

PROVISIONS

1.          Term and Duties. Employer hereby agrees to employ Employee as President of the Extrinsic Division of BG Staffing, commencing on the date of this Agreement (“Start Date”) and continuing for a period of three (3) years (the “Initial Term”), or until earlier terminated in accordance with Section 4. Subject to Section 4, unless terminated by either Employee or Employer by written notice delivered at least ninety (90) days prior to the expiration of the Initial Term, Employee’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least ninety (90) days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee shall devote his commercially reasonable efforts to the performance of Employee’s duties on behalf of the Extrinsic Division of BG Staffing and to the promotion of its interests, subject to the general direction and control of the President and CEO of BG Staffing. Employee shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of the Extrinsic Division of BG Staffing and shall not, unless the prior approval of the President and CEO of BG Staffing shall have been obtained, be involved as an executive or an employee of any other trade or business. Unless otherwise agreed by Employee in writing, Employee shall be allowed to provide his services hereunder within a fifty (50) mile radius of Raleigh, North Carolina throughout the Term.

2.          Compensation.

(a)          Base Compensation. In consideration of the services to be rendered by Employee during the Term, Employer shall pay to Employee as base salary $215,000 per year (“Base Compensation”), payable in accordance with Employer’s normal payroll practices and prorated for any partial employment period. From time to time throughout each fiscal year during the Term, the Base Compensation may be reviewed for a potential increase.

(b)          Bonus. Subject to the limitations set forth in this Agreement, commencing at the beginning of Employer’s 2012 fiscal year, Employee shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of performance goals reasonably determined by the President and CEO of BG Staffing with input from Employee prior to the commencement of each fiscal year. The terms and conditions of the Incentive Bonus will be set forth in a bonus agreement entered into between Employer and Employee, substantially in the form attached hereto as Exhibit A.

3.          Benefits.

(a)          Employee shall be eligible to participate in such pension and welfare benefit programs that may be offered by Employer, such as health, prescription drug, dental, life insurance, vision, disability, accidental death (collectively, “Comprehensive Health Insurance Coverage”), 401(k), and paid time off policies, to similarly-situated employees from time to time and in each case on no less favorable terms of benefits than are generally available to the employees of Employer (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of any such plan, benefit or program in question. Employer shall be responsible for paying all premiums on any Employer-provided Comprehensive Health Insurance Coverage for Employee and his dependents throughout the Term. If Employer does not provide Comprehensive Health Insurance Coverage for Employee and his dependents for any year during the Term, Employee’s Base Compensation shall be increased by $10,000 for such year.

(b)          Employer shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s reasonable requirements with respect to reporting, documentation and approval of such expenses. Without limiting the foregoing, Employer shall provide Employee with the usage of a cell phone of Employer during the Term.

4.          Termination. Subject to Section 1, Employee’s employment shall terminate upon the first to occur of the following (each, along with any termination occurring pursuant to Section 1, a “Termination Date”):

(a)          Employee’s death or Disability (as hereinafter defined), so that Employee cannot substantially perform his duties hereunder for a period of ninety (90) consecutive calendar days or for 135 calendar days during any consecutive 365 calendar day period during the Term;

(b)          Employee’s termination of his employment for Good Reason (as hereinafter defined), upon not less than ten (10) business days’ prior written notice to Employer;

(c)          Employee’s voluntary termination of his employment without Good Reason, upon not less than twenty (20) business days’ prior written notice to Employer;

(d)          Employer’s termination of Employee’s employment with Cause (as hereinafter defined); or

(e)          Employer’s termination of Employee’s employment Without Cause (as hereinafter defined).

5.          Definitions for Certain Termination Events.

For purposes of this Agreement the following terms shall have the respective meanings set forth below:

(a)          Cause. “Cause” shall mean Employee’s:

(i)          conviction for a felony involving a material act of dishonesty which constitutes common law fraud or embezzlement (other than occasional, customary and de minimis use of the property of Employer or its affiliates for personal purposes) or a felony causing material harm to the business or reputation of Employer or its Affiliates;

(ii)         gross negligence on the part of Employee in the performance of his duties hereunder causing harm to Employer’s business;

(iii)        breach of Employee’s fiduciary duties to Employer causing material harm to Employer’s business;

(iv)        ongoing refusal or failure of Employee to perform his duties or Employee’s deliberate and consistent refusal to conform to or follow any reasonable, lawful policy adopted by Employer, in each case after receiving written notice describing his noncompliance; or

(v)         material breach by Employee of this Agreement causing harm to Employer’s business, and in the case of clauses (iv) and (v), which is not cured (to the extent curable) within twenty (20) business days following written notice from Employer.

(b)         Disability. “Disability” shall mean Employee’s inability, during the Term, to perform his duties, obligations and the essential functions of his position, with commercially reasonable accommodations, for the time periods specified in Section 4(a) due to mental, emotional or physical incapacity as determined by a physician selected by Employer or its insurers and acceptable to Employee or Employee’s legal representative (such determination by Employee or his legal representative as to acceptability not to be withheld unreasonably).

(c)         Good Reason. “Good Reason” shall mean:

(i)          a material change in Employee’s responsibilities or obligations under this Agreement without Employee’s prior written consent;

(ii)         any reduction in Employee’s Base Compensation, as in effect on the Start Date or as the same may be increased from time to time, unless such reduction is agreed to by Employee in writing; or

(iii)        Without limiting the generality of the foregoing, any material breach by Employer of (A) this Agreement or (B) any other material agreement between Employee and Employer.

(d)         Special Severance Compensation. “Special Severance Compensation” shall mean an amount equal to, (i) if the Termination Date occurs during the Initial Term, the greater of (A) the aggregate Base Compensation payable to Employee for the Initial Term minus all Base Compensation paid to Employee as of the Termination Date, and (B) eight (8) times Employee’s weekly base salary on the Termination Date, and (ii) if the Termination Date occurs after the Initial Term, eight (8) times Employee’s weekly base salary on the Termination Date.

(e)         Without Cause. “Without Cause” shall mean a termination by Employer of Employee’s employment during the Term for any reason other than a termination based upon Cause, death or Disability.

6.          Obligations of Employer Upon Termination.

(a)         Death or Disability. If Employee’s employment is terminated due to his death or Disability, Employer shall pay to Employee, his estate or legal representative, as the case may be, all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement and under any employee benefit plan.

(b)          Without Cause; Good Reason. If Employee’s employment is terminated by Employer Without Cause or if Employee resigns for Good Reason, Employer shall be obligated, in lieu of any other remedies available to Employee, to (i) pay Employee the Special Severance Compensation; and (ii) pay Employee all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement and under any employee benefit plan (together with the Special Severance Compensation, the “Termination Payment”). Employer’s obligation to pay the Termination Payment shall be conditioned upon Employee’s execution, delivery and non-revocation of a valid and enforceable release of claims in the form attached hereto (the “Release”). Subject to this Section 6(b) and Section 6(e)(iii), the Termination Payment shall be paid as follows: (A) if the Termination Date occurs during the Initial Term, in equal installments on Employer’s regular payroll dates during the period beginning on the effectiveness of the Release and ending on the last day of the Initial Term, or (B) if the Termination Date occurs after the Initial Term, in equal installments on Employer’s regular payroll dates during the eight (8) week-period immediately following the effectiveness of the Release.

(c)          Resignation Without Good Reason. If Employee’s employment is terminated by Employee through his resignation without Good Reason, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement and under any employee benefit plan.

(d)          Cause. If Employee’s employment is terminated by Employer for Cause, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement and under any employee benefit plan.

(e)          Miscellaneous Termination Provisions.

(i)          Any termination of the Term shall not adversely affect or alter Employee’s rights under any employee benefit plan of Employer in which Employee, at the Termination Date, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument in connection therewith.

(ii)         The phrase “accrued but unpaid amounts” for purposes of this Section 6 shall only include amounts earned by Employee for services performed under this Agreement as of the Termination Date but not paid by Employer as of the Termination Date.

(iii)        This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, notwithstanding anything to the contrary contained herein, payments and benefits payable by reason of the termination of Employee’s employment shall be delayed for six (6) months following such termination of employment if and to the limited extent necessary in order to satisfy the requirements of Section 409A(a)(2)(B) of the Code. For the avoidance of doubt, payments and benefits will not be delayed if and to the extent such payments and benefits do not constitute deferred compensation under Section 409A of the Code, including, without limitation, by reason of the exceptions described in Section 1.409A-1(b)(9). Any payments that are delayed pursuant to this Section 6(e)(iii) will be made in a single lump sum at the expiration of the required delay period (but not later than six (6) months after termination of employment).

7.          Noncompetition; Nonsolicitation. In consideration of the purchase of the Assets (as defined in the Asset Purchase Agreement), the goodwill associated therewith, and the Business (as defined in the Asset Purchase Agreement), and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged by Employer and Employee:

(a)          Employee covenants to Employer that, for a period beginning on the Start Date and continuing until the later to occur of: (i) five (5) years following the Start Date, or (ii) one (1) year following the Termination Date (such period, the “Non-Competition Period”), without the prior written consent of Employer (which consent may be withheld in the sole and absolute discretion of Employer), none of Employee or any Employee Affiliate (as defined below) (each, a “Covenanting Person”) will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person (as defined below)): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing information technology or enterprise resource planning temporary staffing and employment services (a “Competing Business”) within the United States of America; provided, however, that it shall not be a violation of the restrictive covenant set forth in Section 7(a)(x) for a Covenanting Person to engage in, or have any financial interest in any other Person that engages in, a Competing Business if: (1) the total amount of revenues of such Person that are attributable to the Competing Business account for less than 25% of the aggregate revenues of the Person (measured on an annual basis), and (2) the total amount of revenues of such Person attributable to the Competing Business are less than $20,000,000 (measured on an annual basis); (y) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the BG Affiliated Group, or any Person that is, or within the twelve (12)-month period preceding the Start Date was, a purchaser of services from the BG Affiliated Group, to purchase any Competing Business services from any Person other than the BG Affiliated Group; or (z) solicit, entice, induce or hire any Person who is an employee or independent contractor of the BG Affiliated Group, or who becomes an employee or independent contractor of the BG Affiliated Group, to become employed or independently contracted by any other Person or to leave his or her employment with the BG Affiliated Group or cease independently contracting for the BG Affiliated Group, or approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person; provided, however, that the foregoing restriction shall not prohibit the solicitation or hiring of any such employee or independent contractor through an advertisement or a general solicitation (including by an independent employment agency) that is not specifically targeted at the employees and independent contractors of the BG Affiliated Group.

(b)          Employee acknowledges and agrees that the BG Affiliated Group would be irreparably harmed by any breach of the restrictive covenants set forth in Section 7(a) and that, in addition to all other rights and remedies available to Employer at Law or in equity, Employer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 7(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(c)          Employee represents to Employer that he is willing and able to engage in businesses that are not restricted pursuant to this Section 7 and that enforcement of the restrictive covenant set forth in this Section 7 will not be unduly burdensome to him. Employee acknowledges that his agreement to the restrictive covenant set forth in this Section 7 is a material inducement and condition to Employer and the BG Affiliated Group’s willingness to enter into this Agreement, the Asset Purchase Agreement and the other Buyer Documents (as defined in the Asset Purchase Agreement), to consummate the transactions contemplated hereby and thereby and to perform Employer’s and the BG Affiliated Group’s obligations hereunder and thereunder. Employee acknowledges and agrees that the restrictive covenant and remedy set forth in this Section 7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(d)          Notwithstanding the foregoing, if the restrictive covenant set forth in this Section 7 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the BG Affiliated Group, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 7 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(e)          For purposes of this Section 7, (i) the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person, (ii) the term “BG Affiliated Group” means Employer and its Affiliates from time to time, including, without limitation, BG Staffing, BG Personnel Services, LP, BG Personnel, LP, LTN Staffing, LLC, and LTN Acquisition, LLC, and, after the closing of the Asset Purchase Agreement, Extrinsic, (iii) the term “Employee Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by Employee, and (iv) the term “Person” means any individual, corporation, partnership, governmental body or other entity.

8.          No Conflict With Prior Agreements. Employee represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

9.          Arbitration. Subject to Section 7 and Section 14, in the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Employee and Employer within thirty (30) days after notice of the dispute is first given, then, upon the written request of Employee or Employer, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. Unless otherwise agreed to by the parties hereto, all arbitrations will have three (3) individuals acting as arbitrators: one (1) arbitrator will be selected by Employee, one (1) arbitrator will be selected by Employer and the two (2) arbitrators so selected will select a third arbitrator. Any arbitrator selected will not be affiliated, associated or related to the party selecting such arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. Employer and Employee shall each be responsible for paying its respective attorneys’ fees, costs and other expenses (including AAA fees and expenses invoiced by the AAA) pertaining to any such arbitration and any related enforcement action regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered for or against Employee.

10.         Miscellaneous.

(a)          Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth (5th) business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Employee:

Mr. Michael Lewis Miller

804 Bonbright Ct.

Raleigh, North Carolina 27614

Email: mmiller@extrinsicllc.com

with copy (which shall not constitute notice) to:

Matthew B. Efird

Robinson, Bradshaw & Hinson, P.A.

101 N. Tryon Street, Suite 1900

Charlotte, North Carolina 28246

Facsimile: (704) 339-3432

Email: mefird@rbh.com

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

11.         Entire Agreement. Except for the Asset Purchase Agreement and the exhibits and schedules thereto, this Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Employee and Employer, whether oral or written. Further, the parties agree that, upon entering into this Agreement, the employment agreement, dated as of November 3, 2004, by and among Employee, Extrinsic and Clarkston, shall be terminated and of no further force nor effect. This Agreement, together with the Asset Purchase Agreement and the exhibits and schedules thereto, constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by Employer and Employee.

12.         Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, Employer and Employee and its, their or his heirs, executors, administrators, legal representatives, successors and assigns, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable by Employee in whole or in part and this Agreement shall not be assignable or delegable by Employer in whole or in part without Employee’s prior written consent; provided, however, that Employer may assign this Agreement, without Employee’s prior written consent, to an Affiliate of Employer capable of satisfying Employer’s financial obligations hereunder or to any Person who acquires all or substantially all of the assets or equity of Employer.

13.         Severability. In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.         Remedies; Waiver.

(a)          No remedy conferred upon Employer or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(b)          Notwithstanding Section 9, Employer and Employee acknowledge and agree that a breach of any of the provisions in Section 7 will result in irreparable harm to Employer, for which there would be no adequate remedy at law, and therefore, Employer and Employee irrevocably and unconditionally agree that in addition to any other remedies which Employer may have under this Agreement or otherwise, all of which remedies shall be cumulative, Employer shall be entitled to apply to a court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach.

(c)          No delay or omission by Employer or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.         Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.         Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of North Carolina, without application of conflict of laws principles.

17.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

18.         Condition. This Agreement shall be binding on the parties as of the date hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:
Name:	L. Allen Baker, Jr.
Title:	President and CEO

EMPLOYEE:

Michael Lewis Miller

[Signature Page to Employment Agreement for Michael Lewis Miller]

Exhibit A

Form of Bonus Agreement

This 2012 Bonus Agreement (the “Agreement”) is entered into as of [____________], 2011 by and between B G Staff Services Inc. (“BG”) and Michael Lewis Miller, an individual residing at 804 Bonbright Ct., Raleigh, North Carolina 27614 (“Employee”).

WHEREAS, BG desires to provide incentives to certain members of its leadership team in order to ensure outstanding service in the performance of their respective duties;

WHEREAS, BG has developed this Bonus methodology to provide such an incentive to certain leadership team members;

WHEREAS, Employee is a member of the leadership team, serving as the President of the Extrinsic Division of BG Staffing, LLC; and

WHEREAS, BG desires Employee to be eligible to receive this Bonus in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, BG and Employee hereby agree as follows:

1.           Definitions.

The following words as used herein shall have the meaning set out opposite each such word:

(a)          Bonus: The bonus, is the product of Employee’s annual base salary for the Plan Year times the PMF.

(b)          Profit Modification Factor (“PMF”): This factor is determined by dividing the Actual Contribution to Overhead by the Budgeted Contribution to Overhead and using the matrix below.

Actual Contribution as a Percentage of Budgeted Contribution

At Least	But Less Than	PMF

0%	95%	0%

95%	100%	35%

100%	105%	40%

105%	110%	45%

110%	115%	50%

115%	120%	55%

120%	and up	60%

Note: If the Actual Contribution to Overhead is less than 95% of the Budgeted Contribution to Overhead, the Profit Modification Factor is zero and the Bonus will be zero.

(c)	Budgeted Contribution to Overhead: The amount of Budgeted Contribution to Overhead for the Plan Year which is $2,500,000.

(d)	Actual Contribution to Overhead: Net revenue minus cost of services minus sales and service expenses for the Operations for the Plan Year, as determined by BG in accordance with generally accepted accounting principles and BG policy consistently applied.

(e)	Operations: Extrinsic Division of BG Staffing, LLC.

(f)	Plan Year: The 53-week period beginning December 26, 2011 and ending on December 30, 2012.

2.	Administration. This Agreement and the payment of the Bonus, if any, shall be administered by BG. BG shall have the power to interpret the Agreement and make all other determinations necessary or desirable to administer the Agreement.

3.	Determination of Bonus

(a)	As soon as practicable after the completion of the audit of BG’s financial statements for the Plan Year, BG shall determine the Bonus, if any, based on the Actual Contribution to Overhead for the Plan Year.

(b)	Except as BG may determine, in its discretion, in the event that, for any reason, Employee is not providing services for BG on a full-time basis in the capacity of President of the Extrinsic Division of BG Staffing, LLC on the last day of the Plan Year, Employee shall, for no consideration, forfeit any right to receive the Bonus.

4.	Bonus Payment

(a)	The Bonus, if any, will be paid in one lump sum during fiscal 2013, within ten (10) days after the amount of the Bonus is determined pursuant to Section 3(a).

(b)	There shall be deducted from the Bonus any taxes required to be withheld by the federal or any state or local government and paid over to such government for the accounts of Employee.

5.	Amendment and Termination. BG, by action of its President or his designee, may suspend or terminate this Agreement, in whole or in part, at any time or may, from time to time, amend the Agreement in such respects as BG may deem advisable.

6.	General

(a)	The decision of BG on any questions concerning or involving the interpretation or administration of the Agreement shall be final and conclusive.

(b)	No officer or director of BG shall be liable for any act done or determination made in good faith on behalf of BG with respect to the administration of this Agreement.

(c)	This Agreement shall not be construed as giving Employee the right to remain in the position of President of the Extrinsic Division of BG Staffing, LLC, nor shall it interfere with the right of BG to discharge or otherwise deal with Employee without regard to the existence of the Agreement. Further, this Agreement shall not be construed as giving Employee the right to remain employed by BG in any capacity.

(d)	No moneys or other property of BG, and no liability of BG hereunder, whether pending, accrued, determined or determinable in amount, shall be subject to any claim of any creditor of Employee, nor shall Employee have the power to pledge, encumber or assign the Bonus provided hereunder until actually paid.

(e)	The funds used to pay the Bonus hereunder shall be deemed to come from the general assets of BG, and this Agreement shall not be construed as establishing a separate fund, account or trust for the benefit of Employee. Any interest or rights of Employee under the Agreement shall be those of a general unsecured creditor of BG, and with respect to the creditors of BG, Employee shall not have any preferred claims on, or any beneficial ownership in, the assets of BG, including any assets in which BG may invest to aid in meeting its obligations under the Agreement.

(f)	Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

(g)	The Agreement shall be governed by the laws of the State of Texas.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

EMPLOYER:

B G Staff Services Inc.

By:
Name:	L. Allen Baker, Jr
Title:	President and CEO

EMPLOYEE:

Michael Lewis Miller

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of [_________] by and among Michael Lewis Miller (the “Executive”) and B G Staff Services Inc., a Texas corporation (“Employer”). The parties hereto acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive and Employer have previously entered into an Employment Agreement, dated as of [________], 2011 (the “Employment Agreement”);

WHEREAS, the Executive separated from employment in all capacities with Employer on [_________] (the “Separation Date”); and

WHEREAS, as a condition precedent and a material inducement for Employer to provide to the Executive the Separation Payments (as defined below), the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Separation from Employment. The Executive and Employer agree that on the Separation Date, the Executive resigned from any position or office with or in Employer and its subsidiaries or affiliates, which resignations have been accepted as of the Separation Date by Employer or its respective subsidiaries or affiliates. The Executive and Employer understand and agree that from and after the Separation Date the Executive was no longer authorized to incur any expenses, obligations or liabilities on behalf of Employer or any of its subsidiaries or affiliates. In consideration of acceptance of the terms contained in this Agreement, Employer shall pay the Executive [_________], in the aggregate, during the period commencing on the date hereof through [_______________] in equal installments in accordance with Employer’s normal payroll procedures (the “Separation Payments”); provided, however, that Employer’s obligation to provide, and the Executive’s right to retain, the Separation Payments shall be conditioned upon (x) the Executive’s continued compliance with his obligations under the noncompetition and nonsolicitation provisions of the Employment Agreement and that certain Asset Purchase Agreement, dated as of [______], 2011 (the “Asset Purchase Agreement”), by and among BG Staffing, LLC, a Delaware limited liability company, and Extrinsic, LLC, a Delaware limited liability company, and, solely for the purposes stated therein, Executive and Clarkston-Potomac Group, Inc., a Delaware corporation, and (y) the Executive’s continued compliance with his obligations under this Agreement.

2.          Release of Claims by the Executive.

(a)          In consideration of Employer entering into this Agreement, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Employer and all its subsidiaries and affiliates (the “Company Affiliated Group”), its present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) in respect of the Employment Agreement, (ii) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act, as amended (the “ADEA”) and any similar or analogous state statute, excepting only:

(i)          rights of the Executive under this Agreement;

(ii)         the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iii)        claims for accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(iv)        rights to indemnification the Executive has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Employer, including under any policy of insurance providing indemnification or coverage; and

(v)         claims of the Executive under the Asset Purchase Agreement.

(b)          The Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c)          The release of claims set forth in this Section 2 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses.

(d)          The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e)          As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven (7)-day period has elapsed. If such a revocation occurs, this Agreement shall be of no force or effect.

(f)          The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 2 and has been given a sufficient period within which to consider the release of claims set forth in this Section 2.

(g)          The Executive acknowledges that the release of claims set forth in this Section 2 relates only to claims which exist as of the date of this Agreement.

(h)          The Executive acknowledges that the Separation Payments he is receiving in connection with the release of claims set forth in this Section 2 are in addition to anything of value to which the Executive is entitled from Employer and its subsidiaries and affiliates.

3.          Non-Disparagement. From and after the Separation Date, (i) the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, officers or executives of any of them, and (ii) Employer shall not make or publish any disparaging statements (whether written or oral) regarding Executive.

4.          Return of Company Property. The Executive shall return to Employer any and all documents, files, credit cards and other property of any kind belonging to the Company Affiliated Group not later than the date hereof.

5.          Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth (5th) business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Executive:

Mr. Michael Lewis Miller

804 Bonbright Ct.

Raleigh, North Carolina 27614

Email: mmiller@extrinsicllc.com

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

6.          Withholding. Notwithstanding anything in this Agreement to the contrary, the Employer shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

7.          Complete Agreement. This Agreement, together with the Employment Agreement and the Asset Purchase Agreement (including the exhibits and schedules thereto), constitutes the complete agreement of the parties hereto with respect to the subject matter hereof and shall supersede all agreements between the parties hereto to the extent they relate in any way to the employment, termination of employment, compensation and executive benefits of the Executive.

8.          Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.          No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

10.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties hereto represent that each signatory to this Agreement on his, its or their behalf is authorized to make the promises and commitments herein.

11.        Successors. This Agreement shall be binding upon any and all successors and assigns of the Executive and Employer.

12.        Third-Party Beneficiary. Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 2 and shall be entitled to enforce the provisions thereof.

13.        Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

14.        Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:
Name:
Title:

EXECUTIVE:

Michael Lewis Miller